Energizer Holdings, Inc. 533 Maryville University Dr. St. Louis, MO 63141
FOR IMMEDIATE RELEASE January 27, 2009	Company Contact: Jacqueline E. Burwitz Vice President, Investor Relations 314-985-2169

ENERGIZER HOLDINGS, INC. ANNOUNCES FIRST QUARTER RESULTS

St. Louis, Missouri, January 27, 2009 – Energizer Holdings, Inc., [NYSE: ENR], today announced results of its first quarter ended December 31, 2008.  Net earnings for the quarter were $111.0 million, or $1.88 per diluted share, versus net earnings of $102.6 million, or $1.74 per diluted share in the first fiscal quarter of 2008.  Integration and business realignment costs of $3.0 million, after-tax, or $0.05 per diluted share, are included in the current quarter.  Last year’s first quarter included an after-tax expense of $15.5 million, or $0.26 per diluted share, related to the write-up and subsequent sale of inventory purchased in the Playtex Products, Inc. acquisition as well as integration and other realignment costs of $5.2 million, after-tax, or $0.09 per diluted share.

“The first quarter results were as expected given severe macro-economic challenges,” said Ward Klein, Chief Executive Officer.  “Our Personal Care division delivered solid performance despite sluggish consumer spending.  In Household Products, we faced difficult battery category dynamics, as well as volume reductions due to September quarter sell-in, and December quarter retailer destocking.  We feel good about our competitive position in both businesses, but future performance is greatly dependent on the overall economic environment.”

For the current quarter, total net sales decreased $147.4 million, or 12%, to $1,042.5 million.  On a constant currency basis, sales decreased $89.1 million, or 7%.  Net sales in the Household Products division decreased $141.8 million, down 18%, or $98.7 million, down 12% on a constant currency basis.  Net sales in the Personal Care business decreased $5.6 million, down 1%, but increased $9.7 million, or 2%, on a constant currency basis.  Gross margin, excluding the impact of the inventory write-up last year, was up 200 basis points due primarily to a change in mix towards more profitable premium and lithium batteries and shaving systems.  Segment profit decreased $9.0 million, or 4%, to $246.6 million; whereas on a constant currency basis total segment profit increased $3.8 million, or 1%.  General corporate and other expenses declined $10.1 million.  Interest expense declined $7.7 million; while other net financing costs increased $20.5 million.

Household Products

For the quarter net sales were $648.0 million, down $141.8 million.  On a constant currency basis, net sales declined $98.7 million, or 12%, due primarily to volume declines in North America.  Approximately $55 million of the decline in sales is a result of higher than normal shipments as compared to consumption in last year’s first quarter, hurricane-related and early holiday shipments in the September quarter, and retailer destocking.  The remaining volume decrease reflects a decline in consumption of batteries in most developed markets.  Overall pricing and product mix was flat as compared to the prior year quarter as higher pricing in the U.S. was nearly offset by unfavorable price mix, including an increase in large pack sizes, which sell at lower per unit prices, and higher promotional allowances in response to competitive activity in a number of markets.

Gross profit for the first quarter decreased $48.2 million compared to the same quarter in the prior year.  Excluding currencies, gross profit declined $26.7 million as lower sales were partially offset by lower freight costs and favorable product costs, which are expected to be unfavorable for the remainder of fiscal 2009 due primarily to higher cost for manganese ore as it begins to move through our inventory and the fixed cost impact of lower unit production. Segment profit declined $27.7 million, including $11.9 million of unfavorable currency impacts.  Excluding currency impacts, segment profit fell $15.8 million as lower gross profit was partially offset by an $11.2 million reduction in advertising and promotion expense versus the same quarter a year ago.

Looking ahead, we expect the weak battery consumption trend to continue in 2009.  During the December quarter, many U.S. retailers sharply reduced battery inventory levels, which now appear to be below seasonally normal levels.  This should somewhat improve the sales volume comparison for our second fiscal quarter.  For the remainder of the year, we estimate that product costs will be unfavorable approximately $20 million, which should be offset by pricing already initiated and manufacturing cost reduction efforts.

Personal Care

Net sales for the quarter were $394.5 million, down $5.6 million, versus $400.1 million for the same quarter in the prior year.  Excluding the impact of $15.3 million of unfavorable currency translation, net sales were up $9.7 million, or 2%, in the quarter.  The increase in net sales on a constant currency basis was driven by increases in Wet Shave and Skin Care, partially offset by declines in Feminine Care.  Wet Shave net sales increased 2% due to increased sales of Quattro products that were partially offset by a decline in legacy razor products and women’s systems.  Skin Care sales increased 18% as higher sun care sales were partially offset by lower sales of Wet Ones.   Almost half of the increase in sun care was due to higher sales outside the U.S.  Infant Care sales were basically flat as increased sales of Diaper Genie Elite and bottles were offset by lower sales of cups mealtime products.  Feminine Care sales decreased 7% due to lower sales of Gentle Glide, only partially offset by continued strong sales of Sport.  Gentle Glide declines were driven by lower shipments in the quarter due primarily to lower bonus back promotions, higher competitive promotional activity, and growth in private label.

For the quarter, gross profit was $227.2 million, up $4.3 million, versus $222.9 million for the year ago quarter.  On a constant currency basis, gross profit increased $11.3 million due primarily to favorable product cost, including approximately $4 million in incremental synergies, and the favorable impact of the higher net sales noted above.  Segment profit for the quarter was $91.4 million, up $18.7 million, versus $72.7 million for the same quarter in the prior year.  Excluding the impact of unfavorable currency translation, segment profit increased $19.6 million for the quarter due primarily to the favorable impact of approximately $11 million in incremental Playtex synergies and a reduction in advertising and promotional spending of $8.6 million.  Incremental synergies are expected to be approximately $20 million for the remainder of the fiscal year; however, these will offset certain product costs impacts as well as other project investment spending.

Other Items

Corporate and other expenses decreased $10.1 million for the quarter due primarily to lower compensation related expenses and lower integration and realignment costs. The current quarter included charges of $4.6 million, pre-tax, related to the integration of Playtex and other realignment activities versus charges of $7.9 million in the prior year quarter.

Interest expense decreased $7.7 million on lower average interest cost on variable debt and lower average borrowings.  Other net financing items were unfavorable $20.5 million for the quarter due to exchange losses incurred as U.S. dollar based payables for the Company’s foreign affiliates were unfavorably impacted by the significant strengthening of the U.S. dollar versus most local currencies.

For the quarter, the effective tax rate was 31.7%. Capital expenditures were $31.5 million and depreciation expense was $28.4 million.

Energizer’s Debt to Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) Ratio for the last four quarters, as defined by the company’s credit agreements, was 3.30 to 1.00.  At the end of the current quarter ending December 31, 2008, the company's debt level was $2.9 billion, with $2.2 billion, or 76%, at fixed rates averaging 5.54%.

Currency Outlook

The U.S. dollar remains significantly stronger versus most foreign currencies as compared to a year ago. At prevailing currency rates as of January 20, 2009, we expect the overall operating profit impact of currency translation to be unfavorable $105 to $115 million for the remainder of fiscal 2009 as compared to the same period in fiscal 2008.

“In response to the current negative macro-economic environment, we maintain a sharp focus on prudent cost containment programs and margin maintenance and enhancement efforts,” said Mr. Klein.  “Importantly, we continue to fund innovation investments that strengthen our long-term growth platform and set us up for continued long-term growth.”

# # #
Statements in this press release that are not historical, particularly statements regarding the performance of the Energizer Personal Care business; the competitive positions of our businesses and the impact on future performance of the overall economic environment; estimates of unfavorable product costs for the remainder of the fiscal year, as well as the ability of price increases and cost reduction programs to offset cost increases; the continuation of the weak battery consumption trend; sharply reduced battery inventory levels and battery sales volume comparisons for the second quarter of fiscal 2009; incremental Playtex synergies for the remainder of the fiscal year; the quarterly effective tax rate; and the estimated impact of foreign currency devaluation on Energizer profitability for the remainder of fiscal 2009; may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Energizer cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made.

Energizer advises readers that various risks and uncertainties could affect its financial performance and could cause Energizer’s actual results for future periods to differ materially from those anticipated or projected.  Continuing negative economic conditions associated with the global credit crisis, global stock market declines, and economic deterioration, as well as competitive activity, could significantly and negatively impact future performance of Energizer’s Personal Care businesses. The future competitive position of Energizer’s Household Products and Personal Care businesses is difficult to predict given the current volatile global economic situation, potential competitive activity, and uncertain consumer confidence. Consumer confidence and consumption trends with respect to the overall battery category are difficult to predict, although it is likely that they will continue to be significantly negatively impacted by continuing economic turmoil, as well as by declines in the proliferation or consumption of battery-powered devices.  Energizer’s estimates of retailer inventory levels of battery products as of the end of the first quarter are based solely on limited data available to Energizer and management’s reasonable assumptions about market conditions, and consequently may be inaccurate, or may not reflect significant segments of the retail market.  In addition, the continuing economic crisis may significantly impact retailer and consumer activity. Consequently, sales volume comparisons for the second quarter may not improve as anticipated. The impact of material and other commodity costs could be more significant than anticipated, as it is difficult to predict with any accuracy whether raw material, energy and other input costs will stabilize or continue to increase, since such costs are impacted by multiple economic, political and other factors outside of the Company’s control.  The anticipated benefits of Energizer’s pricing actions and cost reduction programs may not be realized to the extent anticipated, or may not be sufficient to offset greater than anticipated increases in supply costs.  The benefits of price increases may not be realized in the event of consumer resistance or continuing decline in consumer demand, if competitive activity mandates additional promotional spending or a revamping of the pricing structure, or if other operating costs increase unexpectedly. The extent of future synergies related to the Playtex acquisition may be significantly different from current expectations due to changes in market or competitive conditions, systems or personnel issues, or other operational factors. Energizer’s effective tax rate for the year could be impacted by legislative or regulatory changes by federal, state and local, and foreign taxing authorities, as well as by the profitability or losses of Energizer’s various subsidiary operations in both high-tax and low-tax countries. The estimated impact of foreign currency devaluations on Energizer’s profitability for the year is also difficult to estimate with any degree of certainty. Prolonged recessionary conditions in key global markets where Energizer competes could result in significantly greater local currency devaluation and correspondingly greater negative impact on Energizer than what can be anticipated from the current spot rates. On the other hand, if concerted global stabilization measures achieves some degree of economic recovery, local currencies could be significantly strengthened relative to the dollar.  In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of any such forward-looking statements. Energizer does not undertake any obligation to update any forward-looking statements to reflect events that occur or circumstances that exist after the date on which they were made. Additional risks and uncertainties include those detailed from time to time in Energizer’s publicly filed documents; including its annual report on Form 10-K for the year ended September 30, 2008.

ENERGIZER HOLDINGS, INC.
STATEMENTS OF EARNINGS
(Condensed)
(In millions, except per share data - Unaudited)

	Quarter Ended December 31,
	2008	2007

Net sales	$1,042.5	$1,189.9

Cost of products sold	529.0	653.7

Gross profit	513.5	536.2

Selling, general and administrative expense	174.0	195.7
Advertising and promotion expense	97.1	123.7
Research and development expense	19.9	21.4
Interest expense	39.0	46.7
Other financing items, net	20.9	0.4

Earnings before income taxes	162.6	148.3

Income tax provision	51.6	45.7

Net earnings	$111.0	$102.6

Earnings per share
Basic	$1.90	$1.79
Diluted	$1.88	$1.74

Weighted average shares of common stock - Basic	58.3	57.4
Weighted average shares of common stock - Diluted	59.1	59.0

See Accompanying Notes to Condensed Financial Statements

Energizer Holdings, Inc.
Notes to Condensed Financial Statements
December 31, 2008
(In millions, except per share data)

1.	Operating results for any quarter are not necessarily indicative of the results for any other quarter or the full year.

2.
Operations for the Company are managed via two major segments - Household Products (battery and lighting products) and Personal Care (Wet Shave, Skin Care, Feminine Care and Infant Care).  Segment performance is evaluated based on segment operating profit, exclusive of general corporate expenses, share-based compensation costs, costs associated with most restructuring, integration or business realignment activities and amortization of intangible assets. Financial items, such as interest income and expense and other financing items, are managed on a global basis at the corporate level.

In accordance with generally accepted accounting principles, Cost of Products sold for the quarter ended December 31, 2007, reflected a $25.9 charge related to the amortization of the inventory write up recorded as a result of the Playtex acquisition. The reduction in gross margin associated with the write-up and subsequent sale of inventory acquired in the Playtex acquisition was not reflected in the Personal Care segment, but rather presented as a separate line item below segment profit, as it was a non-recurring item directly associated with the Playtex acquisition.  Such presentation reflects management's view on how it evaluates segment performance.

The Company’s operating model includes a combination of stand-alone and combined business functions between the Household Products and Personal Care businesses, varying by country and region of the world.  Shared functions include product warehousing and distribution, various transaction processing functions, certain environmental activities, and, in some countries, a combined sales force and management.

Historical segment sales and profitability for the quarter ended December 31, 2008 and 2007, respectively, are presented below.

	Quarter Ended December 31,
Net Sales	2008	2007
Household Products	$648.0	$789.8
Personal Care	394.5	400.1
Total net sales	$1,042.5	$1,189.9

Profitability
Household Products	$155.2	$182.9
Personal Care	91.4	72.7
Total segment profitability	$246.6	$255.6
General corporate and other expenses	(20.7)	(30.8)
Acquisition inventory valuation	-	(25.9)
Amortization	(3.4)	(3.5)
Interest and other financial items	(59.9)	(47.1)
Earnings before income taxes	$162.6	$148.3

Supplemental product information is presented below for revenues from external customers:

	Quarter Ended December 31,
Net Sales	2008	2007
Alkaline batteries	$400.3	$497.4
Carbon zinc batteries	55.9	67.3
Other batteries and lighting products	191.8	225.1
Wet Shave	245.6	251.6
Skin Care	50.6	45.1
Feminine Care	51.6	56.8
Infant Care	46.7	46.6
Total net sales	$1,042.5	$1,189.9

3.
Basic earnings per share is based on the average number of common shares outstanding during the period.  Diluted earnings per share is based on the average number of shares used for the basic earnings per share calculation, adjusted for the dilutive effect of stock options and restricted stock equivalents.

4.
The current and prior year quarter include pretax charges of $4.6 and $7.9, respectively, related to the integration of Playtex and certain other business realignment activities. These are included in General corporate and other expenses in Note 2 above.